INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
CPI Corp.:

We consent to the incorporation by reference in registration statements No. 33-50082 and No. 002-86403, on Forms S-8 of CPI Corp. of our report dated April 4, 2002, except for paragraph 3 of Note 4, which is as of April 12, 2002 and
Note 2, which is as of May 7, 2003, relating to the consolidated balance sheets of CPI Corp. and subsidiaries as of February 2, 2002 and February 3, 2001 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended February 2, 2002 which report appears in the February 2, 2002 annual report on Form 10-K/A of CPI Corp. Our report refers to a change in the Company's method of accounting for revenue recognition effective February 6, 2000, and to the restatement of the consolidated balance sheets as of February 2, 2002 and February 3, 2001, the related consolidated statements of operations for the years ended February 2, 2002 and February 3, 2001, and the related consolidated statements of stockholders' equity and comprehensive income, and cash flows for the years ended February 2, 2002 and February 3, 2001.


/s/ KPMG LLP

St. Louis, Missouri
May 7, 2003